Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this the 8th day of September, 2004, by and between TRIMERIS, INC., a Delaware corporation (the “Company”), and STEVEN SKOLSKY (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company’s employment of Executive pursuant to the terms herein stated;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1. Effective Date. Executive’s employment under this Agreement shall be effective as of the 8th day of September, 2004, which date shall be referred to herein as the “Effective Date”.

2.	Position and Duties.

(a) The Company hereby employs Executive as its Chief Executive Officer commencing as of the Effective Date for the “Term of Employment” (as herein defined below). In this capacity, Executive shall devote his full business time, efforts and attention to the performance of his duties, subject to (b) below. Executive shall have the duties, responsibilities and authority customarily incident to such offices and position and to such other services commensurate with such position as may be reasonably requested by the Board of Directors of the Company (the “Board”), which may include services as a director or chief executive officer for one or more subsidiaries or affiliates of the Company. The Company intends that Executive shall be a member of the Board. Executive shall in his capacity as an employee and officer of the Company be responsible to and obey the reasonable and lawful directives of the Board consistent with this Agreement and shall report directly to the Board.

(b) Executive shall devote his full time and attention to such duties, except for sick leave, reasonable vacations, and excused leaves of absences as more particularly provided herein, provided that so long as this does not interfere to any substantial extent with Executive’s duties, Executive may manage his personal investments, be involved in charitable and professional activities and, with the consent of the Board, serve on for profit boards and advisory committees, provided that nothing in this Section 2(b) shall override Executive’s obligations in Section 6 hereof.

3.	Compensation.

(a) Base Salary. The Company shall pay to Executive during the Term of Employment a minimum salary at the rate of Four Hundred Fifty Thousand dollars

($450,000) per year and agrees that such salary shall be reviewed at least annually. Such salary shall be subject to discretionary annual increases as determined by the Compensation Committee of the Board of Directors. Such salary shall be payable monthly and in accordance with the Company’s normal payroll procedures. (Executive’s annual salary, as set forth above or as it may be increased from time to time as set forth herein, shall be referred to hereinafter as “Base Salary”). At no time during the Term of Employment shall Executive’s Base Salary be decreased from the amount of Base Salary then in effect.

(b) Performance Bonus. In addition to the compensation otherwise payable to Executive pursuant to this Agreement, Executive shall be eligible to receive an annual bonus (“Bonus”). The anticipated Bonus (the “Target Bonus”) will equal fifty percent (50%) of Executive’s Base Salary, provided that no Bonus is due if performance is below a specified minimum level of achievement and that the range for Bonuses after such minimum will be from fifty percent (50%) to one hundred fifty percent (150%) of the Target Bonus pursuant to performance criteria developed by the Board in consultation with Executive, which shall be established by the Company for its senior executive officers and which shall provide for bonus compensation to be payable based upon the financial and other performance of the Company and Executive. Executive will be eligible for fiscal year 2004 for a Bonus of no less than a pro rata Target Bonus based on the portion of the fiscal year during which Executive is employed by the Company, with criteria measured only by the portion of the year during which he is employed, except as he otherwise agrees.

(c)	Long Term Incentive/Stock Options.

(i) The Compensation Committee has agreed that the Executive will be granted an option (the “Option”), contingent on Executive’s commencing employment under this Agreement, to purchase Three Hundred Fifty Thousand (350,000) shares of the Company’s common stock with the date of grant on the Effective Date and an exercise price at a price equal to the fair market value of the common stock on the date of grant. The Option will be subject to the terms and conditions of the Trimeris, Inc. Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) and the provisions of the grant agreement annexed hereto as Exhibit A.

(ii) The Compensation Committee has agreed that the Executive will receive Fifty Thousand (50,000) shares of restricted stock (the “Restricted Stock”) under the Stock Incentive Plan, contingent on Executive’s commencing employment under this Agreement, with the grant as of the Effective Date and subject to the provisions of the Stock Incentive Plan and the grant agreement annexed hereto as Exhibit B.

4.	Benefits During the Term of Employment.

(a) Executive shall be eligible to participate in any life, health and long-term disability insurance programs, pension and retirement programs, stock option and other incentive compensation programs, and other fringe benefit programs made available to senior executive employees of the Company from time to time for which he qualifies, at a level commensurate with his position, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company’s Board of Directors. Executive shall be provided with financial planning and tax preparation to an annual maximum of $10,000 (including within such limit a gross-up for any taxes he may incur on the payment for such services).

(b) Executive shall be allowed four (4) weeks of vacation with pay and leaves of absence with pay on the same basis as other senior executive employees of the Company.

(c) The Company shall reimburse Executive for reasonable business expenses incurred in performing Executive’s duties and promoting the business of the Company, including, but not limited to, reasonable entertainment expenses, travel and lodging expenses, following presentation of documentation in accordance with the Company’s business expense reimbursement policies.

5.	Term; Termination of Employment.

As used herein, the phrase “Term of Employment” shall mean the period commencing on the Effective Date and ending on the same date two (2) years later; provided, however, that as of the expiration date of each of (i) the initial Term of Employment and (ii) if applicable, any Renewal Period (as defined below), the Term of Employment shall automatically be extended for a two (2) year period (each a “Renewal Period”) unless either the Company or Executive provides ninety (90) days’ prior written notice to the contrary. A notice of nonrenewal by the Company shall be treated as a termination without Cause by the Company as of the end of the then Term of Employment or such earlier date as elected by the Executive. Notwithstanding the foregoing, the Term of Employment shall expire on the first to occur of the following:

(a) Termination by the Company. Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Company may, at any time, terminate Executive’s employment for any reason other than Cause, death or Disability by giving Executive at least sixty (60) days’ prior written notice of the effective date of termination. Nothing in this section prevents the Company from removing Executive from service during that period. Company may terminate Employee’s employment for Cause or Disability upon written notice. The terms “Cause” and “Disability” shall have the meaning given them under the Separation and Severance Agreement.

(b) Termination by Executive. Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Executive may terminate his employment with the Company at any time with or without Good Reason (as defined in the Separation and Severance Agreement) upon at least 30 days’ advance written notice of his intention to terminate his employment hereunder.

(c) Salary and Benefits Upon Termination. In the event of termination of employment, Executive shall receive all regular Base Salary due up to the date of termination, any accrued but unused vacation (if and to the extent consistent with the Company’s policies), any incurred but unreimbursed business expenses, and if it has not previously been paid to Executive, Executive shall be paid any Bonus due to Executive for any fiscal year ending prior to the effective date of such termination, any rights under any benefit or equity plan, program or practice and his rights to indemnification and directors and officers liability insurance (the “Accrued Amounts and Rights”). In the event such termination is as a result of death, Disability, termination without Cause or termination for Good Reason, Executive shall be entitled to a pro rata Bonus for the year of termination based on actual results for the year with respect to the Company performance factors and on the contribution he made with respect to his individual performance factors during the portion of the year during which Executive was employed, payable when bonuses to other senior executives are paid. Executive’s right to severance benefits, if any, shall be governed by the terms of the Separation and Severance Agreement attached hereto as Exhibit C (the “Severance Agreement”); provided, however, the Resolution of Dispute provisions of Section 12 of this Agreement shall also apply to the Severance Agreement. The Severance Agreement is incorporated in this Agreement by reference and is hereby made a part of this Agreement as if fully set forth herein.

6.	Confidential Information, Non-Solicitation and Non-Competition.

(a)	Executive acknowledges and agrees that:

(i) As a result of his employment with the Company, Executive will become knowledgeable of and familiar with the Company’s Confidential Information (as defined below), including know-how related to the Company’s services, plus the special requirements or preferences of the Company’s research, development, marketing, licensing agreements or arrangements and investor relations, so that he would have a competitive advantage against the Company for at least one (1) year following termination of his employment with the Company absent the protection afforded by the restrictive covenants in this Section 6 of the Executive Employment Agreement (the “Restrictive Covenants”);

(ii) The time, territory and scope of the Restrictive Covenants are reasonable and necessary for protection of the Company’s legitimate business interests;

(iii) Executive has received sufficient and valuable consideration in exchange for his agreement to the Restrictive Covenants, including but not limited to his salary and benefits under the Executive Employment Agreement, the possibility of salary continuation under the Separation and Severance Agreement and any other consideration provided to him under this Agreement;

(iv) Executive agrees that the non-compete covenant of Section 6(c) will not impose undue hardship on Executive or prevent Executive from being able to earn an adequate living following termination of this Agreement;

(v) while the Company employs Executive, he agrees that he will not, without the Board’s prior written consent, directly or indirectly, provide services to any other person or organization (except as provided in Section 2(b) hereof). (This prohibition excludes any work performed at the Company’s direction.) The Company acknowledges that Executive is subject to a confidentiality agreement related to his prior service for GlaxoSmithKline. Executive represents to the Company that he is not subject to any agreement, commitment, or policy of any third party that would prevent him from entering into or performing his duties under this Agreement, and he agrees that he will not enter into any agreement or commitment that would prevent or hinder his performance of duties and obligations under this Agreement, provided that this Section 6(a)(v) shall not limit either Executive’s acceptance of future employment provided he promptly notifies the Company thereof or the announcement of such future employment by his future employer,

(vi) the parties agree that the Company may request an arbitrator or court to take into account as part of an equitable or other remedy an extension of the time period of protection provided by the Restrictive Covenants for any period of time during which Executive is in violation of such covenants and any period of time required for litigation to enforce such covenants and Executive may oppose any such request, and

(vi) Executive has read and reviewed the Restrictive Covenants before agreeing to the terms of this Agreement

(b) During the Term of Employment and at all times thereafter, Executive shall not, except as he deems necessary or desirable in good faith discretion to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by Executive in the course of his employment by the Company, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, cell lines, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records), (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers (iii) information regarding the skills and compensation of other employees of Company and (iv) the documents containing such Confidential Information. Executive’s rolodex and similar address books shall not be deemed Confidential Information if and to the extent they contain only the names and contact information he has personally used while employed (or acquired prior to employment hereunder) and no other information that would otherwise be Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of employment for any reason whatsoever, Executive shall promptly deliver to the Company all documents, slides, computer tapes and disks (and all copies thereof) containing any Confidential Information.

(c) During the Term of Employment and for one (1) year thereafter, Executive shall not, directly or indirectly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity with respect to a Competing Business, as defined below and except as provided below, provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) of not more than five percent (5%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement. Executive agrees that the market area for the Company is worldwide and that, by the nature of the business, it operates globally. Executive also expressly agrees that the Company will or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

“Potentially Competing Business Line” is defined as the business, when such business is carried out by any entity other than the Company, any parent, and any subsidiary, of the discovery, development, testing, manufacturing, and/or marketing of therapeutic components for the treatment of Human Immunodeficiency Virus (HIV) based on a viral fusion protein target. A “Competing Business” is (i) any business entity whose primary or intended primary business line at the date Executive’s employment ends is in the Potentially Competing Business Line if that entity has one or more products that are in or beyond Phase II clinical trials with respect to such Potentially Competing Business Line and (ii) any other business entity engaged, preparing to engage in, or being created to engage in a Potentially Competing Business Line for which the Potentially Competing Business Line constitutes or is projected to constitute twenty-five percent (25%) of the annual revenue of the business entity within two years following termination of employment.

(d) During the Term of Employment and for one (1) year thereafter, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any Competing Business for which (c) would prevent his employment.

(e) Executive recognizes that he will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company. Executive agrees that, during the Term of Employment (except in the good faith performance of his duties), and for a period of one

(1) year thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee (provided that, after he ceases to be employed by the Company, he may serve as a reference so long as he is not affiliated with the company receiving the reference) and that he will not at any time convey any such confidential information or trade secrets about other employees of the Company to any other person.

(f) Executive agrees and understands that Company has received, and in the future will receive, from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive’s employment and thereafter, Executive will hold Third Party Information in the strictest of confidence and will not disclose (to anyone other than Company personnel who Executive in good faith determines need to know such information in connection with their work for Company), or use, except in connection with his duties for Company, Third Party Information unless required by legal process.

(g)	Inventions

(i) Assignment. Executive hereby assigns to Company all his right, title and interest in and to any and all Inventions (and all patent rights, copyright, trade secret rights and all other rights throughout the world in connection therewith, whether or not patentable or registerable under copyright, trademark or similar statutes), together with all goodwill associated therewith, (all of the foregoing being hereinafter referred to collectively as “Proprietary Rights”), made, conceived, reduced to practice or learned by Executive, either alone or jointly with others, during his period of employment with Company. Inventions assigned under this Section 6 are hereinafter referred to as “Company Inventions”. Executive agrees to reasonably assist Company in every reasonably necessary way (but at Company’s expense) to obtain or enforce any patents, copyrights or any proprietary rights relating to Company Inventions and to execute all documents and applications necessary to vest in Company’s full legal title to such Company Inventions, and Executive agrees to continue this assistance after the termination of his employment with Company. Furthermore, Executive hereby designates and appoints Company and its officers and agents as his agents and attorneys-in-fact to execute and file any certificates, applications or documents and to do all other lawful acts reasonably necessary in the opinion of Company to protect Company’s rights in Company Inventions. Executive expressly acknowledges that the foregoing power of attorney is coupled with an interest and is therefore irrevocable and will survive Executive’s termination of employment, death or incompetency.

(ii) Government. Executive also will assign to or as directed by Company all his right, title and interest in and to any and all Inventions, full title to which may be required to be in the United States by a contract between Company and the United States or any of its agencies.

(iii) Independent Inventions. Notwithstanding anything in this Agreement to the contrary, Executive’s obligation to assign or offer to assign Executive’s rights in an Invention to Company will not extend or apply to an Invention that Executive has developed entirely on Executive’s own time without using Company’s equipment, supplies, facilities or trade secret information unless such Invention: (a) relates to Company’s business or actual demonstrably anticipated research or development or (b) results from any work performed by Executive for Company. Executive will bear the burden of proof in establishing that the Invention qualifies for exclusion under this Subsection 6(g)(iii).

(iv) Assignment of Company Inventions. Executive will reasonably assist Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights related to Company Inventions in any and all countries. Executive’s obligation to reasonably assist Company with respect to Proprietary Rights relating to such Company Inventions will continue beyond the termination of Executive’s employment, but Company will compensate Executive at a reasonable rate after Executive’s termination for the time actually spent by executive at Company’s request on such assistance.

Executive hereby waives and quitclaims to Company all claims, of any nature whatsoever, which Executive may or may hereafter have for infringement, including past infringements, of any Proprietary Rights assigned hereunder to Company.

(v) Obligation to Keep Company Informed. During the period of Executive’s employment, Executive will promptly disclose to Company fully and in writing, and will hold in trust for the sole right and benefit of Company, any and all Inventions. In addition, after termination of Executive’s employment, Executive will disclose any filing of any patent applications by him or on his behalf within a year after termination of such employment.

(vi) Prior Inventions. Inventions, if any, patented or unpatented, which Executive made prior to Executive’s commencement of employment with Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, Executive has set forth on the attached Exhibit D, a complete list of all Inventions that Executive has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Executive’s employment with Company, that Executive considers to be Executive’s property or the property of the third parties, and Executive wishes to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit D would cause Executive to violate any prior confidentiality agreement with another party, Executive understands that he is not to list such Inventions in Exhibit D but that Executive is to inform Company in writing that all such Inventions have not been listed for that reason.

If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

7. Return of Company Documents. In the event Executive leaves the employment of Company for whatever reason, Executive agrees to deliver to Company any and all laboratory notebooks, drawings, notes, memoranda, specifications, devices, software, databases, formulas, molecules, cells and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. Executive further agrees that any property situated on Company’s premises and owned by Company including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time, with or without notice, for the purpose of protecting Company’s rights and interests in its intellectual property.

8. Taxes. All payments to be made to Executive under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes.

9. Miscellaneous. This Agreement shall also be subject to the following miscellaneous considerations:

(a) Executive and the Company each represent and warrant to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.

(b) This Agreement (including the attached Exhibits) contains a complete statement of all the arrangements between the parties with respect to Executive’s employment by the Company. This Agreement supersedes all prior and existing negotiations and agreements between the parties concerning Executive’s employment. This Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

(c) If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

(d) This Agreement shall be governed by and construed in accordance with the internal, domestic laws of the State of North Carolina.

(e) The Company may assign this Agreement to any parent of the Company that owns all of the stock of the Company. The Company may only assign this Agreement to a successor (whether by merger, consolidation, purchase or otherwise) of all or substantially all of the stock, assets or business of the Company and this Agreement shall be binding upon and inure to the benefit of such successors and assigns, provided that such successor promptly delivers to Executive a written assumption of the obligations hereunder. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement, provided that any amounts due hereunder shall, upon Executive’s death, be paid to his estate unless Executive has designated a beneficiary therefor in accordance with any applicable plan.

(f) Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company-sponsored employee benefit plans. Provisions of this Agreement shall not in any way abrogate Executive’s rights under such other plans.

(g) For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight service or delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive office or the Executive at the address on the records of the Company; provided that all notices to the Company shall be directed to the attention of the Chairman of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(h) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(i) Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

(j) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10. Legal and Equitable Remedies. Because the Executive’s services are personal and unique, and because the Executive will have access to and become acquainted with Proprietary Rights, Company Inventions and Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief in any court of competent jurisdiction, without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

11. Survival of Provisions. The executory provisions of this Agreement will survive the termination of this Agreement or the assignment of this Agreement by Company to any successor in interest or other assignee.

12. Resolution of Disputes. Except as otherwise specifically provided in Section 10 above, any dispute or controversy arising under or in connection with this Agreement and/or the Separation and Severance Agreement shall be settled exclusively by arbitration administered by the American Arbitration Association and conducted before one arbitrator in Raleigh, Wake County, North Carolina, all in accordance with its Commercial Arbitration rules then in effect. The Company and Executive hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment shall be final and binding upon the parties and judgement may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation or the continuation thereof, of the provisions of Section 6 of this Agreement, and Executive consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond except to the extent otherwise required by applicable law.

13. Legal Fees. Company shall pay the reasonable legal fees incurred in connection with the negotiation of this Agreement, to a limit of $25,000. In the event of any dispute in connection with this Agreement, including the Severance Agreement, if the arbitrator or judge, as the case may be, determines that the Executive has prevailed in such dispute, the Executive shall be awarded his reasonable legal fees, disbursements and costs; provided that if the arbitrator or judge determines that the Company has prevailed and that the dispute by the Executive was frivolous or brought in bad faith, the Company shall instead be awarded its reasonable legal fees, disbursements and costs.

14. Indemnification. The Executive shall be indemnified to the fullest extent permitted by law with regard to actions or inactions taken as an officer or director of the Company or any affiliate or as a fiduciary of any benefit plan. The Executive shall be covered by directors and officers liability insurance with regard to the foregoing to the highest extent of any other officer or director both during his service to the Company and thereafter while any liability may exist.

15. Excise Tax Gross Up. In the event that Executive would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any transaction involving the Company or its stock, Exhibit E shall apply.

Signatures on Page Following

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE		TRIMERIS, INC.

By:	/s/ Steven Skolsky	By:	/s/ Dani P. Bolognesi
Name:	Steven Skolsky	Name:	Dani P. Bolognesi
		Title:	Vice Chairman of the
Board of Directors
		Address:	3518 Westgate Drive
Durham, NC 27707

EXHIBIT A

TO

EXECUTIVE EMPLOYMENT AGREEMENT

THE SECURITIES THAT MAY BE PURCHASED UNDER THIS AGREEMENT MAY NOT BE SOLD OR DISTRIBUTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

TRIMERIS, INC. INCENTIVE STOCK OPTION AGREEMENT

Trimeris, Inc. (the “Company”) granted to the individual named below, in recognition of his becoming an employee and a member of the Company’s Board of Directors, an option to purchase certain shares of common stock of the Company, pursuant to the Trimeris, Inc. Amended and Restated Stock Incentive Plan, in the manner and subject to the provisions of this Option Agreement.

1.	Definitions:

(a)	“Code” shall mean the Internal Revenue Code of 1986, as amended. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.)

(b)	“Company” shall mean Trimeris, Inc., a Delaware corporation, and any successor corporation thereto.

(c)	“Date of Option Grant” shall mean September 8, 2004.

(d)	“Disability” shall mean disability within the meaning of Section 22(e)(3) of the Code.

(e)	“Exercise Commencement Date” shall mean September 8, 2004.

(f)	“Exercise Price” shall mean $ per share as may be adjusted from time to time.

(g)	“Number of Option Shares” shall mean Three Hundred Fifty Thousand (350,000) shares of common stock of the Company (the “Common Stock”) as may be adjusted from time to time.

(h)	“Option Term Date” shall mean the date ten (10) years after the Date of Option Grant or such earlier date as provided for expiration of the Option under Section 5(f) of the Plan, using as the date employment ends the later of the date his service ends as an employee of the Company and the date he ceases to be a member of the Board of Directors of the Company, provided that the date shall be further extended, to the extent permitted by the Plan, if and to the extent necessary to satisfy Section 3(a) below with respect to terminations on or before March 8, 2005 (the “Six Month Anniversary”).

(i)	“Optionee” shall mean Steven Skolsky.

(j)	“Participating Company” shall mean (i) the Company and (ii) any present or future parent and/or subsidiary corporation of the Company while such corporation is a parent or subsidiary of the Company. For purposes of this Option Agreement, a parent corporation and a subsidiary corporation shall be as defined in sections 424(e) and 424(f) of the Code.

(k)	“Participating Company Group” shall mean at any point in time all corporations collectively which are then a Participating Company.

(l)	“Plan” shall mean the Trimeris, Inc. Amended and Restated Stock Incentive Plan.

Other capitalized terms used herein and without definition shall have the meanings ascribed to such terms in the Plan.

2.	Status of the Option. This Option is intended to be an incentive stock option as defined in Section 422 of the Code to the extent so qualified. The Optionee should consult with the Optionee’s own tax advisors regarding the tax effects of this Option.

3.	Exercise of the Option.

(a)	Right to Exercise. The Option shall become exercisable from time to time, subject to the schedule set forth below, in whole or in part:

(i)	12.4998% of the Number of Option Shares shall become exercisable on the Six Month Anniversary; and

(ii)	2.0833% of the Number of Option Shares shall become exercisable on the 8th day of each successive month after the Six Month Anniversary.

On the date that Optionee ceases to be both an employee and director of the Company vesting shall cease and the vested portion of the Option, if any, shall remain exercisable until expiration as provided in paragraph 5; provided however, that if the Optionee is terminated by the Company without Cause or resigns for Good Reason (as such terms are defined in the Executive Employment Agreement between the Company and the Optionee dated September 8, 2004, the “Employment Agreement”) as an employee prior to September 8, 2006, 50% of the shares subject to the Option shall become vested upon such date of termination (and any additional amount that would vest under the formula shall not commence vesting until such 50% would otherwise have vested based on continued service as a director) and shall be exercisable in accordance with the terms of the Plan and provided further that if a “Change in Control” or “Acquisition Event” (as defined in the Plan or, with respect to Change in Control, if more favorable to the Optionee, in the Employment Agreement) occurs while Optionee is employed or a director, the Option will fully vest, as provided in the Plan.

Notwithstanding the foregoing, if the Option would otherwise become exercisable under the preceding paragraph based on a termination of employment prior to the Six Month Anniversary, the options shall vest on such termination of employment but shall not become exercisable until the Six Month Anniversary. The Option will then continue to be exercisable until three months after the later of ceasing to be an employee and director or, if later and to the extent permitted under the Plan, until June 8, 2005.

(b)	Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of the shares upon exercise of the Option shall be subject to compliance with all applicable requirements of federal or state law with respect to such securities. The Option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other law or regulations. In addition, no Option may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.

As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

(c)	Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.

4.	Non-Transferability of the Option. The Option may be exercised during the lifetime of the Optionee only by the Optionee and may not be assigned or transferred in any manner except by will or by the laws of descent and distribution.

5.	Termination of the Option. The Option shall terminate and may no longer be exercised on the first to occur of (a) the Option Term Date as defined above, or (b) upon the occurrence of an Acquisition Event as described in the Plan and to the extent provided therein.

6.	Legends. The Company may at any time place legends referencing affiliate status or any applicable federal or state securities law restriction on all certificates representing shares of stock subject to the provisions of this Option Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Optionee in order to effectuate the provisions of this paragraph.

7.	Binding Effect. This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

8.	Termination or Amendment of Option. The Board may amend, modify or terminate any outstanding Option, including but not limited to, substituting therefor another Option of the same or a different type, changing the date or exercise, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Optionee’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Optionee.

9.	Integrated Agreement. This Option Agreement constitutes the entire understanding and agreement of the Optionee and the Participating Company Group with respect to the subject matter contained herein, and there are no other agreements, understandings, restrictions, representations, or warranties among the Optionee and the Company with respect to the subject matter contained herein other than those as set forth or provided for herein. To the extent contemplated herein, the provisions of this Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.

10.	Terms and Conditions of Plan. The terms and conditions included in the Plan are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Option Agreement and any term or provision of the Plan, the term or provision of the Plan shall control.

11.	Applicable Law. This Option Agreement shall be governed by the laws of the State of Delaware, without regard to any applicable conflicts of law.

Signatures on Page Following

TRIMERIS, INC.

By:
Dani P. Bolognesi
Vice Chairman of the Board of Directors

The Optionee represents that the Optionee is familiar with the terms and provisions of this Option Agreement, and hereby accepts the Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company made in good faith upon any questions arising under this Option Agreement.

The undersigned hereby acknowledges receipt of a copy of the Plan.

Date:
Steven Skolsky

EXHIBIT B

TO

EXECUTIVE EMPLOYMENT AGREEMENT

☐	Participant’s Copy
☐	Company’s Copy

TRIMERIS, INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

To Steven Skolsky:

Trimeris, Inc. (the “Company”) has granted you (the “Grant”) under its Amended and Restated Stock Incentive Plan (the “Plan”) the number of shares of Company common stock (the “Shares”) set forth on Exhibit A to this Agreement, subject to certain restrictions specified below in Restrictions and Forfeiture in recognition of your service as an employee and as a member of the Board of Directors of the Company. (While subject to the restrictions, this Agreement refers to the Shares as “Restricted Stock.”)

The Grant is subject in all respects to the applicable provisions of the Plan. This Agreement does not cover all of the rules that apply to the Grant under the Plan, and the Plan defines any terms in this Agreement that the Agreement does not define.

In addition to the terms and restrictions in the Plan, the following terms and restrictions apply to the Grant:

Payment	You are paying the Company the par value for the Restricted Stock as of the Date of Grant.

Restrictions and Forfeiture	You may not sell, assign, pledge, encumber, or otherwise transfer any Interest (“Transfer”) in the Restricted Stock until the shares are vested. Any attempted Transfer that precedes the Vesting Date (as set forth in Exhibit A) is invalid.

Unless the Administrator determines otherwise at any time or Exhibit A provides otherwise, if your service with the Company terminates for any reason before all of your shares of Restricted Stock are Vested, then you will forfeit your unvested shares to the extent that they do not otherwise vest as a result of the termination. The forfeited shares of Restricted Stock will then immediately revert to the Company. You will receive no payment for shares that you forfeit.

Vesting Schedule	Assuming you remain an employee of the Company or its subsidiaries or a member of the Board, all restrictions under Restrictions and Forfeiture will lapse on the Restricted Stock as set forth on Exhibit A and they will become “Vested,” and you will be able, subject to normal securities limitations, to sell the Shares.

Limited Status	You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the Restricted Stock, unless and until the shares have been issued to you, and they have become Vested, except as Delaware law otherwise requires; provided, however, that if the Company pays dividends on its common stock while shares of Restricted Stock are not Vested, the Company will accrue a book entry for dividends on your behalf, with the dividends to be paid if and when the Restricted Stock becomes Vested.

Voting	You may vote the Restricted Stock.

Possession	While unvested, the Restricted Stock will be held by an agent or service provider designated by the Company. After Vesting, the Company will direct the transfer of Shares to you using share certificates or other indicia of ownership.

Additional Conditions to Receipt	The Company may postpone issuing and delivering any Shares for so long as the Company determines to be advisable to satisfy the following:
its completing or amending any securities registration or qualification of the Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;
its receiving proof it considers satisfactory that a person seeking to receive the Shares after your death is entitled to do so; and
your complying with any federal, state, or local tax withholding obligations.
The Company has in effect now and will make reasonable efforts to maintain a registration of the Plan on Form S-8.

Taxes and Withholding	Receipt of the Grant has tax consequences for you. If you make an 83(b) election (using Exhibit B to this Agreement or another comparable form), you will owe taxes at ordinary income tax rates as of the Date of Grant at the Shares’ value. You acknowledge that you may be electing thereby to pay taxes on a value in excess of any gain you may receive on Shares in the future and that you may be unable to deduct or otherwise recoup any potentially overpaid taxes, even if you forfeit those Shares.

If you do not make an 83(b) election within 30 days of the Date of Grant, and pay taxes in accordance with that election, you will be taxable on the Shares as they become Vested at their future value at the Vesting Date.

You must arrange for payment of the withholding taxes and/or confirm that the Company is arranging for appropriate withholding.

Additional Representations from You	If you receive Restricted Stock at a time when the Company does not have a current registration statement (generally on Form S-8) under the Act that covers issuances of Shares to you, you must comply with the following before the Company will release the Shares to you. You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Shares for your own account and not with a view to reselling or distributing the Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

Additional Restriction	The Company will delay issuing the Shares to you during such time as issuance of the Shares would violate any applicable federal or state securities laws or other laws or regulations.

No Effect on Employment or Other Relationship	Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without cause. The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan (as implemented through this Agreement) and any applicable employment or severance agreement or plan.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary. If mailed, you should address it to the Company’s Secretary at the Company’s then corporate headquarters, unless the Company directs participants to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Administrator will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to participants.

Legends	The Company will endorse on all certificates (if any) representing any Shares of the Company subject to the provisions of this Agreement legends in substantially the following forms (in addition to any other legend that other agreements among the parties may require):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AS SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

Additional legends may be placed on the Shares to comply with applicable blue sky laws and/or if the parties agree that certain additional legends must be placed on the certificates

Plan Governs	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

TRIMERIS, INC.

Date:__________________	By:
	Name:	Dani P. Bolognesi
	Title:	Vice Chairman of the Board of Directors

TRIMERIS, INC.

ACKNOWLEDGMENT

I acknowledge I received a copy of the Plan. I represent that I have read and am familiar with the Plan’s terms. By signing where indicated on Exhibit A, I accept each Grant subject to all of the terms and provisions of this Agreement and of the Plan under which the Grant is made, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to each Grant.

Date:_____________________
Name:

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE SECURITIES COVERED BY THE GRANT WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR A SATISFACTORY OPINION OF COUNSEL SATISFACTORY TO THE COMPANY OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Grant No.

Trimeris, Inc.

Amended and Restated Stock Incentive Plan

Restricted Stock Agreement

Exhibit A to Restricted Stock Agreement

Recipient Information:

Name:	Steven Skolsky	S.S.N.:	- -

Signature: X

Grant Information:

Restricted Stock:	50,000

Date of Grant:	September 8, 2004

Par Value Payment:	$50.00

Vesting Schedule:	This Grant is nonforfeitable (“Vested”) as to 100% of the shares of Restricted Stock on the fourth anniversary of the Date of Grant (the “Vesting Date”), assuming you remain an employee or member of the Board of the Company through this date.

If you die, are terminated by the Company without Cause or on account of Disability or resign for Good Reason (as such terms are defined in the Executive Employment Agreement between the Company and you dated September 8, 2004) (“Vesting Events”) on or after the 8th of the sixth month (the “Six Month Anniversary”) following your Date of Grant and prior to the second anniversary of your effective date of employment with the Company, 50% of the shares subject to the grant shall become nonforfeitable on such date of termination.

If your employment ends for one of the Vesting Events before the Six Month Anniversary, the acceleration in the preceding sentence will be delayed to and occur on the Six Month Anniversary, so long as you comply with the restrictions in your Executive Employment Agreement relating to noncompetition through such date (else the stock will be forfeited for noncompliance). If your employment ends for one of the Vesting Events between the second and fourth anniversaries of the Effective Date, your vesting on termination will increase by 2.0833% of the initial number of shares of Restricted Stock for each 8th of the month that has occurred after the second anniversary by the date of your termination of employment.

Notwithstanding this Vesting Schedule, vesting of your Restricted Stock will be postponed, if applicable, until the earliest trading day provided in the foregoing provisions on which you are not subject to a closed trading or earnings window (unless you have previously instituted a 10b5-1 trading plan covering disposition of part or all of the Restricted Stock and notified the Administrator of such 10b-1 plan). If vesting is delayed because of a trading window, you must remain employed through that extended vesting date (or, if earlier, a Vesting Event) to be treated as satisfying the vesting requirements upon the opening of the window. Upon a “Change in Control” or “Acquisition Event” (as defined in the Plan or, with respect to Change in Control, if more favorable to you, in the Employment Agreement) occurs while you are employed, your unvested Shares will become immediately fully Vested.

Grant Expiration Rules:	Except as provided in the Vesting Schedule above, you will forfeit any unvested portions of this Grant immediately when you cease to be employed by (and a member of the Board of) the Company. Ceasing to be employed for these purposes includes death and termination as a result of disability.

Exhibit B to Restricted Stock Agreement

Section 83(b) Election

For Unvested or Partially Vested Shares

This statement is made under Section 83(b) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.83-2.

(1)	The taxpayer who has performed or is performing the services is:

Name:
Address:

Social Sec. No.

(2)	The property with respect to which the election is made is shares of common stock in Trimeris, Inc. under the Trimeris, Inc. Amended and Restated Stock Incentive Plan.

(3)	The property was transferred on , .

(4)	The taxable year for which the election is made is the calendar year .

(5)	The property is subject to a risk of forfeiture under which the issuer has the right to reacquire the shares without payment if the taxpayer’s service with the issuer ends for any reason (absent the consent of the issuer’s board of directors or a committee of that board) before vesting, with the exception of certain termination events within the first two years of employment. The issuer’s right to reacquire the shares without payment lapses no later than on the fourth anniversary of the date of transfer.

(6)	The fair market value of such property at the time of transfer (determined without regard to any restriction other than a restriction that by its terms will never lapse) is $ per share.

(7)	The recipient is not providing separate consideration for the property other than the payment of par value, a total of $ .

(8)	A copy of this statement was furnished to Trimeris, Inc. for whom taxpayer rendered or will render the services underlying the transfer of such property.

(9)	This statement is executed on , .

Spouse (if any)	Taxpayer

To be effective, this election must be filed with the Internal Revenue Service Center with which the taxpayer files his or her Federal income tax returns and with Trimeris, Inc. and must be filed for both destinations within 30 days after the date of purchase or transfer. This filing should be made by registered or certified mail, return receipt requested. The taxpayer must retain two copies of the completed form for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.

EXHIBIT C

TO

EXECUTIVE EMPLOYMENT AGREEMENT

SEPARATION AND SEVERANCE AGREEMENT

THIS SEPARATION AND SEVERANCE AGREEMENT (the “Severance Agreement”) is made a part of that Executive Employment Agreement (the “Employment Agreement”), entered into and effective as of the 8th day of September, 2004, by and between STEVEN SKOLSKY, an individual resident of the State of North Carolina (the “Executive”), and TRIMERIS, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive and to provide for severance benefits under the terms and conditions set forth herein; and

WHEREAS, this Severance Agreement constitutes part of the Employment Agreement and is incorporated therein by reference and fully set forth therein.

NOW, THEREFORE, in consideration of the premises, mutual promises contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Certain Definitions. The following terms shall have the meanings set forth herein.

(a) “Base Salary” shall mean Executive’s regular rate of pay at the time of termination. Base Salary shall not include bonus or incentive plans, overtime pay, relocation allowances or the value of any other benefits for which Executive may be eligible and shall be before any deferrals.

(b) “Good Reason” shall mean the occurrence of any of the following events, unless such event is fully corrected within thirty (30) days following written notification by Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

(i) a diminution in Executive’s title, a material diminution in Executive’s duties, responsibilities, or authority or the assignment to Executive of duties materially inconsistent with his position (except temporarily during Executive’s physical or mental incapacity);

(ii) a material breach by the Company of any provision of the Employment Agreement;

(iii) the Company’s requiring the Executive to be based anywhere other than the metropolitan area where he currently works and resides;

(iv) Executive is not elected to, or not reelected to or involuntarily removed from the Board, other than by his choice or agreement not to stand for election; or

(v) after a Change in Control, Executive is not Chief Executive Officer of a public company.

Executive’s right to terminate his employment for Good Reason must be exercised within sixty (60) days after he has knowledge that the Good Reason event has occurred.

For purposes of this Severance Agreement a “Change in Control” shall mean an event as a result of which: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company; (ii) the Company consolidates with, or merges with or into another corporation or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any corporation consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the Company is changed into or exchanged for (i) voting stock of the surviving or transferee corporation or (ii) cash, securities (whether or not including voting stock) or other property, and (B) the voting stock of the Company immediately prior to such transaction (that are owned by the same beneficial owners) own, directly or indirectly, not less than 50% of the voting power of the voting stock of the surviving corporation immediately after such transaction; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation, provided, however, that a Change in Control shall not include any going private or leveraged buy-out transaction which is sponsored by Executive or in which Executive acquires an equity interest materially in excess of his equity interest in the Company immediately prior to such transaction (each of the events described in (i), (ii), (iii) or (iv) above, except as provided otherwise by the preceding clause being referred to herein as a “Change in Control”).

(c) Cause shall mean:

(i) material fraud, misappropriation (other than under a good faith dispute regarding reimbursement of expenses), embezzlement, or other act of willful material misconduct against the Company or any of its affiliates;

(ii) substantial and willful failure to attempt in good faith to perform specific and lawful written directives of the Board after written notice that Executive has failed to do so and will be terminated if he does not do so (other than as a result of physical or mental incapacity);

(iii) willful and knowing violation of any rules or regulations of any governmental or regulatory body if those rules or regulations apply to the Company and the violation is materially injurious to the financial condition of the Company;

(iv) conviction of or plea of guilty or nolo contendere to a felony;

(v) a material breach of the terms and conditions of this Severance Agreement or the Employment Agreement; or

(vi) material failure by Executive to abide by any obligation of non-compete or non-solicitation provision of Section 6 of the Employment Agreement .

provided, however, that with regard to subparagraphs (ii), (v) and (vi) above, Executive may not be terminated for Cause unless and until the Board has given him reasonable written notice of their intended actions and specifically describing the alleged events, activities or omissions giving rise thereto and with respect to those events, activities or omissions for which a cure is possible, thirty (30) days to cure such breach; and provided further, however, that for purposes of determining whether any such Cause is present, no act or failure to act by Executive shall be considered “willful” if done or omitted to be done by Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company and/or required by applicable law. The right to terminate Executive for Cause shall expire one hundred eighty (180) days after the Chairman of the Board or the Chair of the Company’s Audit Committee has knowledge of the Cause event.

(d) Disability shall mean that as a result of Executive’s incapacity due to physical or mental illness (as determined in good faith by a physician acceptable to the Company and Executive), Executive shall have been absent from performance of his material duties with the Company for one hundred eighty (180) consecutive days, or is determined by a physician acceptable to the Company and Executive to be reasonably likely to be unable to return to the full time performance of his duties within one hundred eighty (180) days after he first becomes continuously absent. Any notice for termination for Disability may only be given while Executive is Disabled and until terminated for Disability, Executive shall be entitled to all compensation and benefits as if actively at work (to the extent the benefits’ terms so permit), but with a credit for any disability benefits being received by Executive from any Company sponsored disability program. Upon a determination of Disability, the Company may immediately replace Executive as Chief Executive Officer without providing him with Good Reason for resignation. The Company may also, in good faith, replace Executive temporarily while awaiting a determination of Disability.

2. Responsibility for Benefits. The Company will pay the entire cost of all benefits provided under this Severance Agreement, solely from its general assets. The benefits made available by this Severance Agreement are “unfunded,” and Executive is not required or permitted to make any contribution with respect to this Severance Agreement.

3. Payment of Benefits

(a) In the event Executive’s employment is terminated by the Company other than for Cause, Disability, or death or the Executive terminates employment for Good Reason, Executive shall receive the following severance benefits upon his satisfaction of the condition in paragraph 4 hereof and subject to paragraph 6 hereof: an amount equal to the then current Target Bonus (as defined in the Employment Agreement) and two times the Executive’s Base Salary, with that amount paid over a period of two (2) years commencing on the effective date of termination, (the “Two-year Salary Continuation Period”), as if Executive were still employed during the Two-year Salary Continuation Period and such additional benefits as described in subparagraph (b) of this Section as set forth below.

(b) In the event Executive’s employment is terminated as described in sub-paragraph (a) above, during any applicable Salary Continuation Period, Executive and his spouse and dependents shall be entitled to continue to be covered by the Company’s group medical, health and accident insurance plan to the extent such coverage was in effect as of the date of such termination, at the same coverage level and on the same terms and conditions which applied immediately prior to the date of Executive’s termination of employment; provided, however, that if, as the result of the termination of Executive’s employment, Executive and/or his otherwise eligible dependents or beneficiaries shall become ineligible for benefits under such plans, Executive and his spouse and dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Code, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, and the Company shall reimburse Executive (on an after tax basis) for the cost of such continuation coverage to the extent such coverage would have been provided at no cost to Executive prior to his termination, for the length of the relevant Salary Continuation Period or, if sooner, until the expiration of Executive’s continuation coverage rights.

Nothing in this Severance Agreement shall be construed as giving Executive any additional rights relating to Options or Restricted Stock Grants other than those described in the Employment Agreement or the respective grants.

4. Conditions to Receipt of Benefits. Upon the occurrence of an event described in Section 3 above, Executive will be eligible for severance benefits hereunder only if Executive executes and delivers to the Company a Settlement Agreement and Release in the form of Exhibit F attached hereto and made a part hereto.

5. Termination Events Not Covered. Notwithstanding anything to the contrary contained herein, the Company shall not pay Executive severance benefits under this Severance Agreement if:

(a) Executive dies during the term of his employment;

(b) Executive’s employment is terminated for Cause or Disability, as defined herein;

(c) Executive terminates his employment with Company for a reason other than Good Reason as defined herein; or

(d) Executive revokes his agreement to release the Company from any and all claims related to his employment pursuant to the Settlement Agreement and Release executed in satisfaction of Section 4 hereof.

6. How Severance Benefits Are Paid. The Company will pay severance benefits in installments through the Company’s regular payroll procedure according to Executive’s pay schedule at the time of termination of employment; provided however, the Company shall have the discretion to pay all severance benefits in a lump sum payment, or to postpone commencement of benefits until the eighth (8th) day following Executive’s execution of the Settlement Agreement and Release. If such termination is after, or in connection with, a Change in Control, the severance benefits shall be promptly paid in a lump sum. Executive’s severance benefits shall be subject to mandatory withholding, including federal, state and local income taxes, as well as FICA and withholding for applicable insurance premiums.

7. Additional Information Regarding this Severance Agreement.

(a) This Severance Agreement shall not be amended except by a written agreement executed by Executive and by an authorized officer of the Company (other than Executive).

(b) The Employment Agreement and this Severance Agreement provides the sole and exclusive agreement concerning severance benefits for Executive in the event of a termination and replaces any and all prior plans, policies and practices relating to severance pay that may exist now or may have existed in the past.

(c) To the extent not preempted by ERISA, the Employment Agreement and this Severance Agreement shall be governed by and construed according to the laws of the state of North Carolina.

(d) If a provision of this Severance Agreement shall be held illegal or invalid, the legality or invalidity shall not affect the remaining provisions of this Severance Agreement, and this Severance Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(e) Executive acknowledges that no representation, promise or inducement has been made other than as set forth in the Employment Agreement and this Severance Agreement, and that he does not enter into this Employment Agreement and Severance Agreement in reliance upon any representation, promise or inducement not set forth herein and the Employment Agreement. The Employment Agreement and this Severance Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter and contains all of the terms and provisions of the agreement between Executive and the Company with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect.

IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement under seal as of the date first set forth above (the individual party adopting the word “SEAL” as his seal).

COMPANY:
TRIMERIS, INC.

/s/ Dani P. Bolognesi
Dani P. Bolognesi
Vice Chairman of the Board of Directors

EXECUTIVE:

/s/ Steven Skolsky	(SEAL)
Steven Skolsky

EXHIBIT D

TO

EXECUTIVE EMPLOYMENT AGREEMENT

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by Company and therefore should be excluded from the coverage of this Agreement:

             Additional sheets attached.

             No pertinent inventions or improvements.

             Due to confidentiality agreements with one or more prior employers, I cannot disclose certain inventions that would otherwise be included on the above-described list.

I propose to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality and that are not generally available to the public. These materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto). If no such authorization is in place, I will consult with Company management to determine what steps should be taken to protect the interests of all parties concerned.

______________________________________________________________________________________________________________________________

______________________________________________________________________________________________________________________________

______________________________________________________________________________________________________________________________

______________________________________________________________________________________________________________________________

             Additional sheets attached.

             No material.

EXECUTIVE:

/s/ Steven Skolsky
Steven Skolsky

Date: September 8, 2004

EXHIBIT E TO

EXECUTIVE EMPLOYMENT AGREEMENT

EXCISE TAX GROSS UP

(a) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive at the time specified in subsection (d) below (x) an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments and (y) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that if the Company Payments (other than that portion valued under Treasury Regulation Section 1.280G, Q&A 24(c)) (the “Cash Payments”) are reduced by the amount necessary such that the receipt of the Company Payments would not give rise to any Excise Tax (the “Reduced Payment”) and the Reduced Payment would not be less than 95% of the Cash Payment, then no Gross-Up Payment shall be made to the Executive and the Cash Payments, in the aggregate, shall be reduced to the Reduced Payments. If the Reduced Payments is to be effective, payments shall be reduced in the following order (1) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value, (2) any cash severance based on a multiple of Base Salary or Bonus, (3) any other cash amounts payable to the Executive, (4) any benefits valued as parachute payments; and (5) acceleration of vesting of any equity not covered by (1) above, unless the Executive elects another method of reduction by written notice to the Company prior to the change of ownership or effective control.

In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments plus the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment or Reduced Payment, as applicable to reflect the final determination and the resulting impact on whether the preceding paragraph applies.

(b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to the Executive, at the request of the Executive. In the event that the Accountants are serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(c) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up

Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

(f) The Company shall be responsible for all charges of the Accountant.

(g) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this provision.

(h) Nothing in this Exhibit is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to you and the repayment obligation null and void.

EXHIBIT F TO

EXECUTIVE EMPLOYMENT AGREEMENT

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (“Settlement Agreement”) sets out the complete agreement and understanding between TRIMERIS, INC. (the “Company”) and STEVEN SKOLSKY (the “Executive”) regarding the termination of Executive’s employment with the Company.

I. Release and Waiver. For and in consideration of the severance payments described in that certain Separation and Severance Agreement dated as of the (23rd) day of September, 2004 between the Company and Executive (the “Severance Agreement”), to be paid beginning no sooner than the eighth day following execution of this document, Executive hereby releases, waives and forever discharges the Company, its parent, affiliates and subsidiaries, and all of its benefit plans, plan administrators, trustees, agents, subsidiaries, affiliates, employees, officers, shareholders, successors and assigns (hereafter “the Releasees”) from any and all liability, actions, charges, causes of action, demands, damages, attorneys fees or claims for relief or remuneration of any kind whatsoever, whether known or unknown at this time, arising out of or in any way connected with Executive’s employment, or the termination of employment, with the Company. These include, but are not limited to, any claim (including related attorneys’ fees and costs) under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker’s Adjustment and Retraining Notification Act, the Equal Pay Act, the Post Civil War Civil Rights Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the North Carolina Wage and Hour Act, the North Carolina Hazardous Chemicals Right to Know Act, the North Carolina Retaliatory Employment Discrimination Act, all as amended, or any other federal, state or local law or ordinance, and any claim for benefits or other claims under the Employee Retirement Income Security Act of 1974, as amended (except as expressly provided below). This waiver, release and discharge also includes without limitation, any wrongful or unlawful discharge claims, discipline or retaliation claims, any claims relating to any contract of employment, whether express or implied, any claims related to promotions or demotions, any claims for or relating to relocation, compensation including commissions, short term or long term incentives, the Company’s Executive benefit plans and the management thereof (except as expressly provided below), any claims for defamation, slander, libel, invasion of privacy, misrepresentation, fraud, infliction of emotional distress, any claims based on stress to the extent permitted by law, any claims for breach of any covenant of good faith and fair dealing, and any other claims relating to the Executive’s employment with the Company and termination thereof. This Settlement Agreement does not apply to any claims or rights that may arise under the Age Discrimination in Employment Act after the date that this Settlement Agreement is signed.

Executive expressly waives all claims, including those which he/she does not know or suspect to exist in his/her favor as of the date of this Settlement Agreement. As used in this Settlement Agreement, the parties understand the word “claims” to include all actions, claims and grievances, whether actual or potential, known or unknown, and specifically but not exclusively including all claims against the Releasees arising from Executive’s employment with the Company, the termination thereof or any other conduct by the Releasees occurring on or prior to the date Executive signs this Settlement Agreement. All such claims are forever barred by this Settlement Agreement whether they arise in contract or tort or under a statute or any other law. Executive also understands and agrees that this release extinguishes all claims, whether known or unknown, foreseen or unforeseen, and expressly waives any rights or benefits under any law or judicial decision providing that, in substance, a general release does not extend to claims which a creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him must have materially affected his/her settlement with a debtor. It is expressly understood and agreed by the parties that this Settlement Agreement is in full accord, satisfaction and discharge of any and all doubtful and/or disputed claims by Executive against the Releasees, and that this Settlement Agreement has been signed with the express intent of extinguishing all claims, obligations, actions or causes of action as herein described.

The Executive’s waiver of claims relating to or arising under the Employee Retirement Income Security Act of 1974, as amended, or the Company’s 401(k) Plan, shall not be construed as a waiver of the Executive’s right to Accrued Amounts and Rights, to receive his/her vested benefits under such plan, if any, in accordance with the terms and provisions of such plan, or as a waiver of the Executive’s right to reimbursement for covered expenses under and in accordance with the terms and provisions of the Company’s health or dental insurance plans, to the extent such covered expenses were incurred during a period in which the Executive was eligible to participate and in fact was participating in such plans or to any amounts or benefits due under the Severance Agreement or the applicability of Sections 12, 13, 14 or 15 of the Employment Agreement.

II. Voluntary Agreement and Other Acknowledgments. Executive acknowledges that:

I have read this Settlement Agreement, and I understand its legal and binding effect. I am knowingly and voluntarily executing this Settlement Agreement of my own free will.

The severance benefits under the Severance Agreement are in addition to and in excess of benefits to which I am otherwise entitled.

I have had the opportunity to seek, and the Company has expressly advised me to seek, legal counsel prior to signing this Settlement Agreement.

I have been offered at least 21 days from the date I received this form to consider the severance benefits being offered to me and the terms of this Settlement Agreement.

I understand that in signing this Settlement Agreement, I am releasing the Releasees from any and all claims I may have against them (except as expressly provided herein), including but not limited to claims under the Age Discrimination in Employment Act.

III. Revocation of Settlement Agreement. I understand that I can change my mind and revoke my signature on this Settlement Agreement within seven days after signing it by hand delivering notice of such revocation to the Chairman of the Compensation Committee of the Company. I understand that if I revoke this Settlement Agreement, I will not be entitled to any severance benefits under the Severance Agreement. I understand that, unless properly revoked by me during this seven-day period, the release and waiver in the first section above will become effective seven days after I sign the Settlement Agreement.

IV. Complete Agreement. I acknowledge that no representation, promise or inducement has been made other than as set forth in this Settlement Agreement, and that I do not enter into this Settlement Agreement in reliance upon any representation, promise or inducement not set forth herein. This Settlement Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter and contains all of the terms and provisions of agreement between the Executive and the Company with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect.

V. Governing Law. This Settlement Agreement shall be governed by the Employee Retirement Income Security Act and, where applicable, the law of the State of North Carolina.

VI. Severability. In the event any provision of this Settlement Agreement shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portions shall remain in full force and effect. The unenforceability or invalidity of a provision of this Settlement Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction. If Executive’s release and waiver pursuant to Section I of this Settlement Agreement is found to be unenforceable, however, Executive agrees that he/she will either sign a valid release and waiver of claims in favor of the Company and the Releasees or promptly return the severance benefits received by Executive.

VII. Binding Effect. This Settlement Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

VIII. No Admissions. This Settlement Agreement is not intended as, and shall not be construed, as an admission that the Company and Releasees or any of them have violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against Executive.

AGREED AND UNDERSTOOD:

EXECUTIVE:

Name: Steven Skolsky	Date